Exhibit 5.1
October 31, 2013

Gas Natural Inc.
1 First Avenue South
Great Falls, Montana 59401

Re: Shelf Offering of Shares of Common Stock of Gas Natural Inc.

Ladies and Gentlemen:

We have acted as counsel to Gas Natural Inc., an Ohio corporation (the “Company”), in connection with the preparation and filing by the Company of a prospectus supplement dated October 31, 2013 (the “Prospectus Supplement”), to the base prospectus dated October 2, 2013 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”). The Prospectus forms a part of the shelf registration statements on Form S-3, Registration Nos. 333-185634 and 333-191328, including any amendments and exhibits thereto (together, the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of: (i) shares of common stock of the Company, par value $0.15 per share (the “Shares”), having a maximum aggregate offering price of $50,000,000 which may be offered and sold from time to time by the Company; and (ii) 1,500,000 Shares which may be offered and sold from time to time by selling shareholders. In connection therewith, we have also acted as counsel for the Company with regard to the Underwriting Agreement, dated October 31, 2013, by and among the Company, Richard M. Osborne, as trustee of the Richard M. Osborne Trust dated January 13, 1995, as amended and restated on February 24, 2012 (“Mr. Osborne”), Thomas J. Smith (“Mr. Smith” and together with Mr. Osborne, the “Selling Shareholders”), and Janney Montgomery Scott LLC, as Representative of the Underwriters named in Schedule II thereto (the “Underwriting Agreement”).

One Cleveland Center 20th Floor 1375 East Ninth Street Cleveland, OH 44114-1793 216.696.8700 www.kjk.com	Pursuant to the terms of the Underwriting Agreement, the Company is selling up to 250,000 Shares (the “Company Shares”), Mr. Osborne is selling 1,006,911 Shares (“Mr. Osborne’s Shares”), and Mr. Smith is selling 47,244 Shares (“Mr. Smith’s Shares” and together with Mr. Osborne’s Shares, the “Selling Shareholder Shares”). The Company Shares being sold in this take down under the Registration Statement include any additional shares that may be sold to cover over-allotments, if any. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Underwriting Agreement.

In connection herewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Articles of Incorporation and the Code of Regulations of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the Registration Statement, the offering and issuance of the Company Shares and related matters; (iii) the Registration Statement; (iv) the Prospectus; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinion herein contained.

We have assumed the genuineness of all signatures, the authenticity, completeness, accuracy and due authorization of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deemed appropriate for rendering the opinions expressed below. As to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and the Selling Shareholders and upon documents, records and instruments furnished to us by the Company and the Selling Shareholders, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the issuance of the Company Shares has been duly authorized and, when issued and delivered against payment therefor as contemplated in the Prospectus and the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable, and (ii) the Selling Shareholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of Ohio, including interpretations thereof in published opinions of the Ohio courts. We express no opinion as to the laws of any other jurisdiction.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent (i) to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement, and (ii) to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Sincerely,

/s/ Kohrman Jackson & Krantz P.L.L.

KOHRMAN JACKSON & KRANTZ P.L.L.